                                                                    EXHIBIT 77K

                          TRI-CONTINENTAL CORPORATION
                                 (THE "FUND")
                            REGISTRATION #811-00266
                                  FORM N-SAR
                        SIX MONTHS ENDED JUNE 30, 2012

SUB-ITEM 77K: CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At a meeting held on June 14, 2012, the Board of Trustees of the Fund, upon recommendation of the Audit Committee, approved the replacement of Ernst & Young LLP (Ernst & Young) as the independent registered public accounting firm for the Fund and certain other funds in the Columbia Family of Funds (collectively, the Funds) and appointed PricewaterhouseCoopers LLP (PwC). PwC's engagement is effective at the completion of Ernst & Young's audits of the financial statements of the Funds with fiscal years ending July 31, 2012, which are expected to be completed in September 2012. The Funds did not consult with PwC during the fiscal years ended December 31, 2011 and 2010 and through the June meeting.

Ernst & Young's reports on the financial statements of the Fund as of and for the fiscal years ended December 31, 2011 and 2010 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal periods and through the June meeting, there were no: (1) disagreements between the Funds and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports, or
(2) reportable events.

The Fund has provided Ernst & Young with a copy of this disclosure and has requested Ernst & Young to furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated August 29, 2012, is filed as an exhibit to this Form N-SAR.